UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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Liberty Tax, Inc.
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Liberty Tax, Inc.
1716 Corporate Landing Parkway
Virginia Beach, Virginia 23454

August 8, 2016

Dear Fellow Stockholder:

        You are cordially invited to attend Liberty Tax, Inc.'s 2016 Annual Meeting of Stockholders, which will be held on Friday, September 9, 2016 at 11:30 a.m., Eastern Standard Time, at the Company's corporate headquarters located at 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454. Details regarding admission to the meeting and the business to be conducted are described in this proxy statement. We have also made available with this proxy statement a copy of our Annual Report on Form 10-K for the year ended April 30, 2016, which includes our 2016 audited consolidated financial statements and provides information about our business.

        Every stockholder's vote is important and valued. We look forward to your attendance at the meeting and the opportunity to review our developments over the past year and to share with you our plans for the future. Whether or not you expect to attend the annual meeting, it is important that your shares be represented. You may vote in person by ballot at the 2016 Annual Meeting, or by mailing a proxy card as described in the enclosed materials.

        On behalf of the entire Board of Directors, I'd like to thank you for your commitment and support.

Sincerely,

John T. Hewitt Chairman and Chief Executive Officer Liberty Tax, Inc.

Liberty Tax, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 9, 2016

  The annual meeting of stockholders of Liberty Tax, Inc. (the "Company"), will be held at the Company's corporate headquarters located at 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454, on Friday, September 9, 2016, at 11:30 a.m. Eastern Standard Time (the "2016 Annual Meeting").

        The 2016 Annual Meeting will be held for the following purposes:

1.	Election of four (4) Directors to the Board of Directors, each to serve until the 2017 annual meeting or until their successors are elected and qualified;

2.	Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2017; and

3.	Any other business that properly comes before the meeting and any adjournment thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on July 22, 2016 as the record date for determining stockholders of the Company entitled to receive notice of and vote at the meeting.

        Stockholders of record of the Company's Class A Common Stock as of the close of business on July 22, 2016 are entitled to receive notice of, and to vote at, the 2016 Annual Meeting. For this purpose, the holder of our Special Voting Preferred Stock is also entitled to receive notice of, and to vote as a single class with the holders of our Class A Common Stock, at the 2016 Annual Meeting. In addition, the stockholder of record of the Company's Class B Common Stock is entitled to receive notice of, and to vote at, the 2016 Annual Meeting on all matters other than the election of directors. Included in these materials are the Proxy Statement, the Company's 2016 Annual Report to Stockholders, which includes the Company's audited consolidated financial statements for the fiscal year ended April 30, 2016, this Notice of the Company's 2016 Annual Meeting, and your proxy card. These materials are being sent to stockholders on or about August 8, 2016, and are also available online at the Company's website at www.libertytax.com and at the Securities and Exchange Commission ("SEC") website at www.sec.gov.

By Order of the Board of Directors,

Vanessa M. Szajnoga Vice President & General Counsel

Virginia Beach, Virginia
August 8, 2016

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2016 ANNUAL MEETING AND VOTING
PROXY STATEMENT

        This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Liberty Tax, Inc., a Delaware corporation (the "Company") in connection with the Annual Meeting of Stockholders scheduled for September 9, 2016, at 11:30 a.m., Eastern Standard Time at the Company's corporate headquarters located at 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454 (the "2016 Annual Meeting"). References to the Annual Meeting and this Proxy Statement include any adjournment or postponement of the Annual Meeting. This Proxy Statement, as well as a proxy card and Annual Report, were first mailed to stockholders on or about August 8, 2016.

VOTING INSTRUCTIONS AND INFORMATION

Who may vote at the 2016 Annual Meeting?

        Each holder of the 12,594,756 shares of the Company's Class A Common Stock issued and outstanding at the close of business on July 22, 2016 ("Record Date") will be entitled to receive a notice of the 2016 Annual Meeting, and to attend and vote at the 2016 Annual Meeting. These persons are considered "holders of record," and will be entitled to cast one vote per share owned for each proposal to be considered at the 2016 Annual Meeting. Moreover, the holder of our Special Voting Preferred Stock will be entitled to receive notice of and to attend the 2016 Annual Meeting, and to cast 1,000,000 votes, voting as a single class with the holders of the Class A Common Stock on all matters considered at the 2016 Annual Meeting. In addition, the holder of the 300,000 shares of the Company's Class B Common Stock issued and outstanding at the close of business on the Record Date is entitled to receive a notice of the 2016 Annual Meeting, and to attend and vote at the 2016 Annual Meeting as a single class with the shares of the Class A Common Stock and Special Voting Preferred Stock on all matters other than the election of directors. As of the Record Date, the sole holder of the Class B Common Stock was John T. Hewitt, the Company's Chairman of the Board and Chief Executive Officer. Because the size of the Board has been established at nine and the Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that the holders of the Class B Common Stock are entitled to elect the minimum number of directors necessary to constitute a majority of the entire Board, Mr. Hewitt is presently entitled to elect five directors. The holders of the Class A Common Stock and Special Voting Preferred Stock are entitled to elect the balance of the Board, as more fully described in this Proxy Statement.

What proposals will be voted on at the 2016 Annual Meeting?

        Stockholders will vote on two proposals at the 2016 Annual Meeting:

1.	Election of four Directors to serve on our Board of Directors (Proposal 1); and

2.	Ratification of the appointment of KPMG LLP ("KPMG") as our independent registered public accounting firm for the fiscal year ending April 30, 2017 (Proposal 2).

        We are not aware of any matters to be presented at the meeting other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies may vote your shares at the adjournment or postponement as well.

How does the Board of Directors recommend that I vote on these proposals?

        The Board of Directors recommends that you vote your shares:

1."FOR" each of the Board's nominees for Director (Proposal 1); and

2."FOR" the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending April 30, 2017 (Proposal 2).

Who will bear the cost of this proxy solicitation?

        The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, Annual Report, and any additional solicitation materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding the proxy materials to those beneficial owners. In addition, proxies may be solicited by directors, officers and regular employees of the Company, who will not receive any additional compensation for solicitation, by mail, email, facsimile, telephone or personal contact.

What is included in the proxy materials?

        The proxy materials include:

•	Our proxy statement for the 2016 Annual Meeting, including a proxy card; and

•	Our 2016 Annual Report, which includes our 2016 audited consolidated financial statements.

If I am a stockholder of record, how do I vote?

        You are entitled to cast one vote per share of Class A Common Stock owned as of the Record Date for each proposal to be considered at the Annual Meeting. You may vote by mail or in person at the Annual Meeting.

Voting Before the 2016 Annual Meeting

How do I vote by mail?

        If you do not expect to attend the 2016 Annual Meeting in person, and choose to vote on the proposals on the agenda by mail, simply complete the proxy card, sign and date it, and return it in the postage-paid envelope provided. If you are a stockholder whose shares are held in "street name" (i.e., in the name of a broker, bank or other similar organization), you may obtain a proxy, executed in your favor, from the record holder. You may sign the proxy card and return it to the Company, or you may direct the record holder of your shares to vote your proxy in the manner you specify. Further, if your shares are held in street name, you must communicate your instructions respecting the voting of your shares to the record holder, or your broker will be prohibited from voting your shares. Voting by mail will not affect your right to vote in person if you decide to attend the 2016 Annual Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and must actually vote your shares in person at the 2016 Annual Meeting.

What does it mean if I receive more than one set of proxy materials for the 2016 Annual Meeting?

        It means your shares are held in more than one account. You should vote all of your shares, using the separate proxy card provided with each set of proxy materials.

What is householding?

        As permitted by the SEC, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of this proxy statement. This is known as householding.
        The Company will promptly deliver, upon request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Corporate Secretary in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary, or by email at kathleen.curry@libtax.com.

How may I view the voting results?

        The results of voting at the 2016 Annual Meeting will be filed with the SEC within four business days after the 2016 Annual Meeting and will be available on the SEC's website (www.sec.gov) or on our website (www.libertytax.com). If the final results are not available at that time, we will provide preliminary voting results in a Form 8-K and will provide the final voting results in an amendment to the Form 8-K as soon as they are available.

How may I vote in person at the 2016 Annual Meeting?

        If you plan to attend the 2016 Annual Meeting and wish to vote your shares in person, you will be asked to present valid government-issued photo identification, such as a driver's license. If you are a holder of record, you will need to bring with you your proxy card to gain admission to the 2016 Annual Meeting. If you require special assistance due to a disability or other reasons, please notify the Corporate Secretary in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary or by email at kathleen.curry@libtax.com.

        If your shares are held by a broker, bank or other similar organization, bring with you to the 2016 Annual Meeting the proxy card, any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your broker, bank or other similar organization indicating that you beneficially owned the shares of common stock as of the Record Date. We can use that to verify your beneficial ownership of common stock and admit you to the 2016 Annual Meeting. If you intend to vote at the 2016 Annual Meeting, you also will need to bring to the 2016 Annual Meeting a legal proxy from your broker, bank or other similar organization that authorizes you to vote the shares that the record holder holds for you in its name.

How may I revoke my proxy?

        You may change or revoke your proxy at any time before it is voted at the 2016 Annual Meeting. You can send a written notice of revocation of your proxy to the Corporate Secretary so that it is received before the taking of the vote at the 2016 Annual Meeting. You can also attend the 2016 Annual Meeting and vote in person. Your attendance at the 2016 Annual Meeting will not in and of itself revoke your proxy. In order to revoke your proxy, you must also notify the Corporate Secretary of your intent to vote in person, and then vote your shares at the 2016 Annual Meeting. If you require assistance in changing or revoking your proxy, please contact the Corporate Secretary at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary or by email at kathleen.curry@libtax.com.

What constitutes a quorum?

        Holders of a majority of the issued and outstanding shares of capital stock of the Company entitled to vote (taking into account the 1,000,000 votes entitled to be voted as a single class with the Class A Common Stock by the holder of the Special Voting Preferred Stock), who are represented in person or by proxy, will constitute a quorum at the 2016 Annual Meeting. A quorum is required to transact business at the 2016 Annual Meeting. A representative of Wells Fargo Bank N.A. has been appointed by the Company's Board of Directors to act as the inspector of elections. The inspector of elections will tabulate the votes cast by proxy or in person at the 2016 Annual Meeting, and will determine whether or not a quorum is present. If a quorum is not present, the 2016 Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.

How are votes counted?

        Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held by the stockholder, and the holder of the Special Voting Preferred Stock will be entitled to a total of 1,000,000 votes, voting as a single class with the Class A Common Stock. In addition, the holder of the 300,000 shares of Class B Common Stock will be entitled to one vote for each share on all matters other than the election of directors. In all matters, other than the election of directors and except as otherwise required by law, the Certificate of Incorporation, the Bylaws or the rules and regulations of NASDAQ, the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. A plurality of the voting power of the shares of Class A Common Stock (taking into account the 1,000,000 votes entitled to be voted as a single class with the Class A Common Stock by the holder of the Special Voting Preferred Stock) present in person or represented by proxy at the meeting and entitled to vote with respect to the election of directors shall elect directors.

Election of Directors (Proposal 1)
        To be elected as a Director, a nominee must receive the affirmative vote of a plurality of the votes cast by the holders of Class A Common Stock and the holder of the Special Voting Preferred Stock.

Ratification of Independent Registered Public Accounting Firm (Proposal 2)
        Ratification of the appointment of KPMG as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2017 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy and entitled to vote at a meeting at which a quorum is present. Under Delaware law, abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote "against" the ratification of the Company's independent registered public accounting firm.
        Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:

1.	"FOR" the election of each of the Director nominees;

2.	"FOR" the ratification of the appointment of KPMG as the Company's independent registered public accounting firm for fiscal 2017; and

3.	In the best judgment of the persons named in the proxies, with respect to any other matters that may properly come before the meeting.

What are broker non-votes and how are they counted?

        Brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting customers' shares on non-routine matters in the absence of specific instructions from those customers. This is commonly referred to as a "broker non-vote." With respect to the proposals in question, broker non-votes will be counted for quorum purposes but will not be counted as "votes cast" either for or against such proposals.

        The election of directors is considered a non-routine matter and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on this matter absent specific instructions from you. As such, there may be broker non-votes with respect to this matter. Because broker non-votes with respect to the election of directors will not be counted as "votes cast," if your shares are held in street name, it is critical that you vote or provide specific instructions to your broker, bank or similar organization if you want your vote to count. On the other hand, the ratification of the selection of KPMG as the Company's independent registered public accounting firm is considered a routine matter. Therefore, an organization that holds your shares may vote on this matter without instructions from you and no broker non-votes will occur with respect to this matter.

        If you received more than one proxy card, you may hold shares in more than one account. To ensure that all of your shares are voted, you must sign and return each card. As a holder of common stock of the Company, you are always invited to attend the 2016 Annual Meeting and vote your shares in person.

Is my vote confidential?

        Yes, it is our policy that documents identifying your vote are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the 2016 Annual Meeting except:

•	To meet any legal requirements;

•	To assert claims for or defend claims against the Company;

•	To allow authorized individuals to count and certify the results of the stockholder vote;

•	If a proxy solicitation in opposition to the Board of Directors takes place; or

•	To respond to stockholders who have written comments on proxy cards or who have requested disclosure.

What is the Company's internet address?

        The Company's internet address is www.libertytax.com. The Company's filings with the SEC are available free of charge via the "About Liberty Tax" link at this website (click on the "Investor Relations" heading), and may also be found at the SEC's website at www.sec.gov.

PROPOSAL 1—ELECTION OF DIRECTORS
        Our Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws") provide that except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of preferred stock with respect to any directors elected (or to be elected) by the holders of that series, the total number of directors constituting the entire Board of Directors shall consist of not less than five nor more than fifteen members, with the precise number of directors to be determined from time to time by a vote of the Board of Directors.

        Except as may be provided in a resolution or resolutions providing for any series of preferred stock with respect to any directors elected (or to be elected) by the holders of that series, any vacancies in the Board of Directors and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the affirmative vote of the holders of at least a majority of the shares of the applicable class of capital stock entitled to elect such director, voting together as a single class, and any directors so appointed shall hold office until the next election of directors and until their successors are elected and qualified.

        By resolution of the Board of Directors, the present size of the Board has been established at nine. The Certificate also provides that the holders of the Class B Common Stock are entitled to elect the minimum number of directors necessary to constitute a majority of the entire Board, and that the holders of the Class A Common Stock and Special Voting Preferred Stock are entitled to elect the balance of the Board. John Hewitt, the Company's Chairman and Chief Executive Officer, currently owns all outstanding shares of the Company's Class B Common Stock. Because the size of the Board has been established at nine, Mr. Hewitt is presently entitled to elect five directors, and the holders of the Class A Common Stock and Special Voting Preferred Stock are entitled to elect the remaining four directors.

        Mr. Hewitt has advised the Board of Directors that immediately prior to the 2016 Annual Meeting, he will elect the following five directors, each to serve until the 2017 Annual Meeting or until their successors are elected and qualified:

Gordon D'Angelo
Thomas Herskovits
John T. Hewitt
Robert M. Howard
Ellen M. McDowell
 Each of the Directors elected by Mr. Hewitt has consented to be named and to serve if elected by him. Under the Certificate, Mr. Hewitt has the right to name different directors if any of his intended designees becomes unavailable for election for any reason, or for any other reason.

        The Bylaws include an advance notice procedure for stockholder approvals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors. No nominations were received for the 2016 Annual Meeting, and the four nominees for the Board of Directors being recommended for election at the 2016 Annual Meeting are being recommended by the Board of Directors, acting upon the recommendation of the Board's Nominating and Corporate Governance Committee. Each of the four nominees, if elected, will hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. The Board has nominated John R. Garel, Steven Ibbotson, Ross N. Longfield and George T. Robson for election as directors of the Company. Each nominee has consented to be named and to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for any substitute nominees.

DIRECTOR NOMINEES AND CLASS B STOCKHOLDER DESIGNEES
        The following table sets forth information regarding our director nominees and designees, as of the date of this proxy statement:

Name	Age	Position(s)
Director Nominees
John R. Garel	57	Director
Steven Ibbotson	54	Director
Ross N. Longfield	75	Director
George T. Robson	69	Director
Director Designees of Class B Stockholder
Gordon D'Angelo	63	Director
Thomas Herskovits	69	Director
John T. Hewitt	67	Chairman and Chief Executive Officer
Robert M. Howard	51	Director
Ellen M. McDowell	56	Director

 The Board of Directors unanimously recommends that you vote "FOR" the election to the Board of Directors each of the four nominees identified above as "Director Nominees."

QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES AND CLASS B STOCKHOLDER DESIGNEES

Director Nominees

        John R. Garel.    Mr. Garel has served as a Director since May 2003. From June 2000 until the present, Mr. Garel has served as a Senior Managing Director for Envest Holdings, a private equity management company. As a Senior Managing Director of Envest Holdings, which manages two funds that are among our largest stockholders, Mr. Garel has garnered expertise in analysis of investment opportunities and evaluation of business strategies. In his tenure at Envest, Mr. Garel has overseen the deployment of capital across a variety of industries.

        Steven Ibbotson.    Mr. Ibbotson has served as a Director since June 1999. Mr. Ibbotson has served as General Manager for Farm Business Consultants, Inc. ("FBC") in Calgary, Alberta since September 1997. From September 1995 until September 1997, he served as a General Manager-Western Canada for FBC, Inc. also in Calgary, Alberta. From September 1993 until September 1995 he served as Director of Marketing for FBC in London, Ontario. FBC is a tax preparation and consulting firm serving farmers and small business owners across Canada. Through his service as General Manager and various other positions at FBC, Mr. Ibbotson brings many years of tax preparation industry expertise to our Board. Mr. Ibbotson has developed significant managerial expertise through his career at FBC and is familiar with many of the operational challenges in the tax preparation industry. Mr. Ibbotson also serves as the Board of Directors' representative of our largest stockholder, DataTax Business Services Limited.

        Ross N. Longfield.    Mr. Longfield has served as a Director since December 2001. Mr. Longfield is managing partner of Longfield Consulting, a financial services firm located in Wyoming. From November 2002 through December 2004 Mr. Longfield served as Chairman of the Board of Incurrent Solutions in Parsippany, New Jersey. From June 1998 until December 2000, Mr. Longfield served as a Managing Director for Household International in Bridgewater, New Jersey. He was Chairman and CEO of Beneficial Bank USA from 1990 to 1998, was a pioneer of the refund anticipation loan concept and has many years of experience in the tax preparation industry. Mr. Longfield brings highly valuable financial and managerial expertise to the Board through his service with Incurrent Solutions, Household International and other public and private companies. Mr. Longfield is highly experienced and knowledgeable in financial analysis, financial statements and risk management, which qualifies him as one of our audit committee financial experts.

        George T. Robson.    Mr. Robson has served as a Director since April 1999. Mr. Robson, currently retired, served as the Chief Financial Officer for Dendrite International, a sales and software concern in Morristown, New Jersey from June 1997 until June 2002, and as interim Chief Financial Officer from June to November 2005. Mr. Robson also previously served as the principal of Caversham Associates, a financial consulting firm in Bryn Mawr, Pennsylvania, from June 2002 until April 2006. Mr. Robson was the Chief Financial Officer for H&R Block from January 1996 until May 1997. Mr. Robson brings highly valuable financial expertise to the Board through his experience as the Chief Financial Officer of various companies, including service in our industry as the Chief Financial Officer of H&R Block in the mid-1990s. Mr. Robson is highly experienced and knowledgeable in financial analysis, financial statements and risk management, which qualifies him as one of our audit committee financial experts. Mr. Robson also possesses management advisory experience through his past service as a director of several companies.

Class B Stockholder Designees

        Gordon D'Angelo.    Mr. D'Angelo has served as a Director since June 2011. Mr. D'Angelo is the co-founder of and until December 2014 was the Chairman of NEXT Financial Group and related entities, an independent registered broker/dealer that provides financial services such as retirement planning, estate planning and investment management through 250 offices in 48 states. Mr. D'Angelo has been employed by the Company since April 2015, assisting with both franchise development and marketing. Mr. D'Angelo also heads our Compliance Task Force. Prior to co-founding NEXT Financial in 1998, Mr. D'Angelo was a director of Jackson Hewitt. Mr. D'Angelo brings to the Board of Directors a wealth of experience in the financial services industry, drawing upon his experience from his co-founding of NEXT Financial Group in 1998 where he strengthened his leadership capabilities and management advisory expertise. Mr. D'Angelo also has experience in the tax preparation industry, in that he previously worked for H&R Block before serving as a director of Jackson Hewitt.

Thomas Herskovits.   Mr. Herskovits has served as a Director since October 2015. Since 2014, Mr. Herskovits has been managing director and operating partner of Feldman Advisors, a middle market investment banking firm based in Chicago, and since 1996, he has managed private investments through Herskovits Enterprises. From 2013 through February 2014, he was CEO of WinView Inc., a technology company. He served on the Board of Directors of that privately-held company from 2012 to 2015. He previously served as non-operating Chairman of the Board of Directors of Natural Golf Corporation, a golf equipment and instruction company, as President & CEO of Specialty Foods, and as President of Kraft Dairy and Frozen Products. Mr. Herskovits’ management, finance and consumer products backgrounds provide substantial additional expertise to the Board.

        John T. Hewitt.    Mr. Hewitt has served as our Chairman, Chief Executive Officer and President since October 1996. Mr. Hewitt is a pioneer in the tax preparation industry with a career in the industry spanning over 40 years. From August 1982 until June 1996, Mr. Hewitt was the Founder, President, Chief Executive Officer and Chairman of Jackson Hewitt Inc., in Virginia Beach, Virginia. From December 1969 until June 1981, Mr. Hewitt held the varying positions of Tax Preparer, Assistant District Manager, District Manager, and Regional Director with H&R Block in Buffalo and Elmira, New York and Moorestown, New Jersey. Mr. Hewitt is the brother of Ellen M. McDowell, one of our directors. In serving as Chairman of the Board of Directors as well as Chief Executive Officer, Mr. Hewitt is effectively able to integrate the operating and business strategies of the company, which is an invaluable asset to the Board in formulating our overall strategic direction.

Robert M. Howard.    Mr. Howard has served as a Director since September 2015. Since 2010, Mr. Howard has served as Chief Investment Officer of GoldKey/PHR Hotels & Resorts, a hotel management company based in Virginia Beach, Virginia. Mr. Howard joined GoldKey/PHR in 1990 as Controller and subsequently served as Executive Vice President of Finance and Accounting and as Chief Financial Officer. Prior to joining GoldKey/PHR, Mr. Howard provided audit, tax and consulting services with both Ernst & Whinney and with a regional accounting firm. Mr. Howard's management, finance and accounting backgrounds provide substantial expertise to the Board.

        Ellen M. McDowell.    Ms. McDowell has served as a Director since June 2010. From January 1998 until the present, Ms. McDowell has also served as an Attorney and Managing Shareholder at McDowell-Riga-Posternock, P.C., in Maple Shade, New Jersey. Ms. McDowell is the sister of John Hewitt, our Chairman and Chief Executive Officer. Her experience as an attorney provides an important legal perspective for our Board as it considers various operating and business strategies.

COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

        Our Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. The chart below reflects the current composition of each of the standing committees.

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Gordon D'Angelo
John R. Garel	X	X	X(1)
Thomas Herskovits		X	X
John T. Hewitt
Robert M. Howard	X		X
Steven Ibbotson		X(1)	X
Ross N. Longfield	X		X
Ellen M. McDowell
George T. Robson	X(1)		X
(1) Chairperson of Committee

Audit Committee

        Our Audit Committee, which met four times during the fiscal year ended April 30, 2016 ("fiscal 2016"), provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee assists the Board of Directors in oversight of the independent auditors' qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S-K. In addition, our Audit Committee oversees our internal audit function.

        All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has determined that Mr. Robson and Mr. Longfield are audit committee financial experts as defined under the applicable rules of the SEC and NASDAQ. All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ. The Board has adopted a written Audit Committee Charter, which is available at the Company's website at www.libertytax.com or upon written request to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Compensation Committee

        Our Compensation Committee, which met four times during fiscal 2016, adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee annually evaluates, in consultation with the Board of Directors, the performance of our Chief Executive Officer, reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executives and evaluates the performance of these executives in light of those goals and objectives. Our Compensation Committee also adopts and administers our equity compensation plans.

        All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and NASDAQ, and Section 162(m) of the Internal Revenue Code (the"Code"). The Board has adopted a written Compensation Committee Charter, which is available at the Company's website at www.libertytax.com or upon written request to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee, which met once during fiscal 2016, is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board of Directors. In addition, our Nominating and Corporate Governance Committee oversees our corporate governance guidelines, approves our Committee charters, oversees compliance with our code of business conduct and ethics, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the Board self-evaluation process. Our Nominating and Corporate Governance Committee is also responsible for making recommendations regarding non-employee director compensation to the full Board of Directors.

        Each of the members of the Board of Directors other than our President and Chief Executive Officer, John T. Hewitt, Ellen McDowell, who is Mr. Hewitt's sister, and Gordon D'Angelo, who is presently employed by the Company, are members of our Nominating and Corporate Governance Committee. All of the members of our Nominating and Corporate Governance Committee are independent under the rules and regulations of NASDAQ. The Board has adopted a written Nominating and Corporate Governance Committee Charter, which is available at the Company's website at www.libertytax.com or upon written request to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Meeting Attendance

        During our fiscal year ended April 30, 2016, our Board of Directors held six meetings, either in person or by telephone. Each Director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held while he or she was a Director, and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission reports detailing their ownership of our common stock and changes in such ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        The following is a list of the late filings of Section 16(a) reports during fiscal year 2016 by our executive officers and directors who served during fiscal year 2016:

•	Thomas Daniels, our Chief Accounting Officer, filed a late Form 4 on September 23, 2015 in connection with a stock option award granted on September 18, 2015.

•	John R. Garel, a member of our Board of Directors, filed a late Form 4 on February 10, 2016 in connection with the purchase of shares on February 1, 2016.

Director Attendance at Annual Meeting of Stockholders

        Although the Company has no specific policy regarding director attendance at the Company's Annual Meeting of Stockholders, all directors are encouraged to attend, and each then serving director attended the 2015 Annual Meeting.

Communications with the Board

        Stockholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors, or an individual Board member concerning the Company may do so by writing to the Board, to the non-employee directors, or to the particular Board member, and mailing the correspondence to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454. Please indicate on the envelope whether the communication is from a stockholder or other interested party. In addition, our Board members have made and may in the future make themselves available for consultation and direct communication with significant stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       None of the current members of our Compensation Committee is or has at any time during the past year been one of our officers or employees during their service on the Committee. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

        In fiscal 2016, directors other than Mr. Hewitt received the option of an annual retainer of $45,000 or an equal amount of compensation in the form of restricted stock. In addition, for those directors who serve on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, members receive annual retainers of $10,000, $7,500 and $5,000, and the chairpersons receive annual retainers of $20,000, $10,000 and $7,500, respectively. Our committee members are also entitled to receive this cash compensation in the form of restricted stock, if they so elect. For fiscal 2016, we also granted each of our directors other than Mr. Hewitt stock-based compensation in the form of stock options and restricted stock units in a total combined approximate annual value of $65,000.

        The table below sets forth all compensation paid to our non-employee directors and for Mr. D'Angelo for fiscal 2016. Information regarding Mr. Hewitt's compensation is included under "Executive Compensation." For the purposes of this proxy statement, because Mr. D'Angelo does not participate in the executive bonus plan of the Company, he continues to be treated for board compensation purposes as a non-employee member of the Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards (3) (4)	All Other Compensation (5)	Total
Gordon D'Angelo	$44,315	$21,658	$43,333	$300,000	$409,306
John R. Garel	—	92,069	43,333	—	135,402
Thomas Herskovits	31,406	21,670	43,330	—	96,406
Robert M. Howard	37,337	21,658	43,333	—	102,328
Steven Ibbotson	60,000	21,658	43,333	—	124,991
Ross N. Longfield	60,000	21,658	43,333	—	124,991
Ellen M. McDowell	45,000	21,658	43,333	—	109,991
George T. Robson	70,000	21,658	43,333	—	134,991

(1)
Amounts in this column reflect the grant date fair value of the restricted stock and restricted stock units (RSUs) granted to each non-employee director under the Company's 2011 Equity and Cash Incentive Plan, calculated in accordance with FASB Accounting

Standards Codification Topic 718 ("ASC Topic 718"), based on the fair market value, as determined by the Board of Directors, of the Company's stock on the effective date of grant. Assumptions used in the calculation of these amounts for fiscal 2016 are included in Note 10 to the Company's audited financial statements for the year ended April 30, 2016.

(2)
Represents RSUs granted to directors other than Mr. Hewitt, which generally vest and become subject to settlement 12 months after the date of grant. Each RSU represents the right to receive upon settlement of one share of the Company's Class A Common Stock. The aggregate amount of RSUs outstanding as of April 30, 2016 for each director was as follows: Mr. D'Angelo, 938 RSUs; Mr. Garel, 938 RSUs; Mr. Herskovits, 977 RSUs; Mr. Howard, 938 RSUs; Mr. Ibbotson,938 RSUs; Mr. Longfield, 938 RSUs; Ms. McDowell, 938 RSUs; and Mr. Robson, 938 RSUs. In addition, during fiscal 2016, Mr. Garel elected to receive restricted stock in lieu of his cash compensation for Board and committee service, and these shares vested immediately upon receipt at the beginning of each fiscal quarter. For each of the awards, the grant date fair value of these awards is calculated using the closing price of the Company's common stock on the date prior to grant.

(3)
Amounts in this column reflect the grant date fair value of the options granted to each director, other than Mr. Hewitt, under the Company's 2011 Equity and Cash Incentive Plan calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors of the Company's stock on the date of grant. Assumptions used in the calculation of these amounts for fiscal 2016 are included in Note 10 to the Company's audited financial statements for the year ended April 30, 2016.

(4)
The aggregate number of option awards outstanding as of April 30, 2016 for each director was as follows: Mr. D'Angelo, 12,716 options; Mr. Garel, 23,241 options; Envest II, LLC, 1,500 options; Envest III, LLC, 8,500 options (Mr. Garel is the manager of both Envest II, LLC and Envest III, LLC); Mr. Herskovits, 9,027 options; Mr. Howard, 8,489 options; Mr. Ibbotson, 33,241 options; Mr. Longfield, 33,241 options; Ms. McDowell, 14,614 options; and Mr. Robson, 33,241 options.

(5)
In addition to his compensation as a member of the Board of Directors, Mr. D'Angelo received compensation as an employee of the Company of $300,000 during fiscal 2016. He was an employee during the entire fiscal year.

DIRECTOR INDEPENDENCE AND BOARD STRUCTURE

        Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based on the review of each director's background, employment and affiliations, including family relationships, the Board of Directors has determined that six of our nine directors are "independent" under the rules and regulations of the SEC and NASDAQ. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock. Mr. Hewitt was not deemed independent as a result of his service as our Chief Executive Officer, Ms. McDowell was not deemed independent as a result of her familial relationship with Mr. Hewitt and Mr. D'Angelo was not deemed independent as a result of his employment status with the Company.

        Mr. Hewitt serves as both the Chairman of the Board of Directors and as our Chief Executive Officer. The Board of Directors has not designated a "lead independent director." The Board of Directors believes that this leadership structure is in the best interests of the Company's stockholders at this time because it makes the best use of Mr. Hewitt's extensive knowledge of the Company and its industry and also facilitates communication between management and the Board of Directors.

        The Board of Directors expects the Company's management to take primary responsibility for identifying material risks the Company faces and communicating them to the Board, developing and implementing appropriate risk management strategies responsive to those risks with oversight from the Board, and integrating risk management into the Company's decision-making processes. The Board of Directors regularly reviews information regarding the Company's credit, liquidity and operational risks as well as strategies for addressing and managing these risks. Certain committees of the Board, such as the Audit and Compensation Committees, manage risks within their area of responsibility. In particular, the Audit Committee monitors financial, credit and liquidity risk issues, and the Compensation Committee monitors the Company's compensation programs so that those programs do not encourage excessive risk-taking by Company employees.

EXECUTIVE OFFICERS

        The following table sets forth certain information regarding our current executive officers:

Name	Age	Position(s)
John T. Hewitt	67	Chairman, Chief Executive Officer and President
Kathleen E. Donovan	56	Vice President, Chief Financial Officer
Vanessa M. Szajnoga	35	Vice President, General Counsel
Richard G. Artese	49	Vice President, Chief Information Officer
Michael S. Piper	53	Vice President, Financial Products

John T. Hewitt.    Mr. Hewitt's biographical information is set forth on page 6 of this proxy statement.

Kathleen E. Donovan.    Ms. Donovan has served as our Vice President and Chief Financial Officer since February 2014. Ms. Donovan previously served as Chief Financial Officer for Catapult Learning, LLC in Camden, New Jersey from 2008 until 2014. From 2005 until 2008, Ms. Donovan served as Chief Financial Officer for MedQuist Inc. in Mt. Laurel, New Jersey. From 1997 until 2005, Ms. Donovan served in multiple positions, including Chief Financial Officer, for Dendrite International in Morristown, New Jersey.

Vanessa M. Szajnoga. Ms. Szajnoga has served as Vice President and General Counsel since November 2015. From January 2015 until November 2015, she served as Assistant Vice President. From August 2005 until January 2015, she served as Corporate Counsel.

Richard G. Artese.    Mr. Artese has served as our Vice President and Chief Information Officer since May 2014. Mr. Artese previously served as our Vice President of Information Technology from April 2013 until April 2014. Mr. Artese served as President of Geeks on Call from 2010 until April 2013. From 2008 until 2010, Mr. Artese served as EVP-COO-CIO of Geeks on Call.

Michael S. Piper.    Mr. Piper has served as our Vice President of Financial Products since December 2014. Since August 2004, Mr. Piper has served us in other roles including Director of Finance and Director of Financial Products. From July 2002 to August 2004, Mr. Piper served as Associate Vice President of Finance for Amerigroup Corporation.

COMPENSATION DISCUSSION AND ANALYSIS
        The compensation provided to our "named executive officers" for the fiscal year ended April 30, 2016 is set forth in detail in the Summary Compensation Table for fiscal 2016 and other tables and the accompanying footnotes that follow this section. This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in fiscal 2016 for our named executive officers.

        Our named executive officers during fiscal 2016 consisted of the following individuals:

Name	Position(s)
John T. Hewitt	Chairman, Chief Executive Officer and President
Kathleen E. Donovan	Vice President, Chief Financial Officer
Vanessa M. Szajnoga	Vice President, General Counsel
Michael Piper	Vice President, Financial Products
James J. Wheaton (1)	General Counsel, Chief Compliance Officer and Vice President, Legal and Governmental Affairs
Robert J. Lougen (2)	Vice President of Operations

(1)	Mr. Wheaton left the Company in June 2016.

(2)	Mr. Lougen left the Company in June 2015.

Compensation overview and objectives

        We strive to establish compensation practices that attract, retain and reward our senior management, and strengthen the mutuality of interests between our senior management and our stockholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and that aligns the compensation of our senior management with the creation of stockholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards senior management for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of senior management compensation with stockholder value creation primarily by providing a substantial portion of each executive's total annual compensation through annual performance bonuses and grants of long-term equity compensation. For fiscal 2016, the Compensation Committee tied the level of potential bonus payments for each of the named executive officers solely to company-wide financial performance objectives.

Determination of compensation

        Our Compensation Committee is responsible for determining our compensation and benefit plans generally, and has established and reviewed all compensatory plans and arrangements with respect to our named executive officers. The Compensation Committee meets not less than four times annually to specifically review and determine adjustments, if any, to all elements of compensation, including base salary, annual bonus compensation and long-term equity awards. The Compensation Committee annually evaluates the achievement of performance goals for the prior fiscal year and sets new performance goals for the current fiscal year. The Compensation Committee also meets additionally as needed to discuss compensation-related matters as they arise during the year.

     In addition, with respect to the compensation of our named executive officers, other than our Chief Executive Officer, the Compensation Committee seeks the input and recommendation of our Chief Executive Officer. Our Chief Executive Officer reviews each other named executive officer's overall performance and contribution to the Company at the end of each fiscal year and makes recommendations regarding their compensation to the Compensation Committee. Our Chief Executive Officer's compensation is determined solely by the Compensation Committee. Our Chief Executive Officer does not participate in any formal discussion with the Compensation Committee regarding his compensation.

        The Compensation Committee does not generally rely on formulaic guidelines for determining the mix or levels of cash and equity-based compensation, but rather maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals. Subjective factors considered in compensation determinations include an executive's skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance and the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

        The Compensation Committee does not undertake on an annual basis any formal benchmarking or surveys of compensation for our competitors, but has instead relied primarily on our members' general knowledge of the competitive market. However, the Compensation Committee did engage a compensation consultant in 2011 and 2014 in order to assess our compensation strategies before we became a public company and after we had been public for two years.

        In 2011, the Compensation Committee engaged Pearl Meyer & Partners ("Pearl Meyer"), to conduct an overall assessment of our compensation programs and practices and to make recommendations regarding changes to our programs and practices as we transitioned to being a public company. Based upon the market analysis and recommendations of Pearl Meyer, among other factors, our Compensation Committee approved certain increases in the compensation of our named executive officers, contemporaneously with our becoming a public company in June 2012.

        During fiscal 2014, the Compensation Committee again engaged Pearl Meyer to assist the Committee in assessing the compensation levels and compensation mix and features. As part of its engagement, Pearl Meyer assisted the Compensation Committee in reviewing the compensation paid by a peer group of companies to assess the competitiveness of the compensation of our executives. The peer group selected by the Compensation Committee, in consultation with Pearl Meyer, for purposes of evaluating compensation of the executives consisted of nineteen publicly-traded companies chosen because of their comparable revenues and/or market capitalization, status and size as franchisors, and/or their participation in our industry or similar industries. The peer group consisted of the following companies:

•	Bridgepoint Education Inc.

•	CBIZ, Inc.

•	1-800-FLOWERS.COM, Inc.

•	Dunkin' Brands Group, Inc.

•	Blucora, Inc.

•	Sonic Corp.

•	Krispy Kreme Doughnuts, Inc.

•	GP Strategies Corporation

•	Capella Education Company

•	Lifelock, Inc.

•	Nutrisystem, Inc.

•	Rosetta Stone Inc.

•	Carriage Services, Inc.

•	Popeyes Louisiana Kitchen, Inc.

•	Franklin Covey Co.

•	RE/MAX Holdings, Inc.

•	PRGX Global, Inc.

•	Cambium Learning Group, Inc.

•	Newtek Business Services, Inc.

 Based on the results of the 2014 compensation study by Pearl Meyer, the Compensation Committee approved in May 2014 the following changes to our compensation mix, beginning in fiscal 2015:

•	Mr. Hewitt's base salary was to be increased to $600,000 by fiscal 2016, in two approximately equal steps beginning in fiscal 2015.

•
Future grants of stock options to the named executive officers and other employees may take the form of annual grants rather than multi-year grants, in order to make stock compensation a more integrated component of the annual compensation package and to link it more closely to performance.

•	Future grants of stock options and restricted stock units will vest over three years, rather than in the year following the grant, in order to improve retention and emphasize long-term performance.

•
The fiscal 2015 performance bonus plan utilized net income before interest, taxes, depreciation and amortization ("EBITDA") instead of net income as one of the component targets, based on a determination that EBITDA is a more appropriate measure of the Company's performance.

Components of compensation for fiscal 2016

        For fiscal 2016, the compensation provided to our named executive officers consisted of base salary, annual bonus, long-term equity-based compensation, retirement benefits and other benefits, each of which is described in more detail below. We believe that the mix of cash- and equity-based compensation, as well as the relationship of fixed to performance-based compensation, is properly balanced and provides us with an effective means to attract, motivate and retain our named executive officers, as well as reward them for creation of stockholder value.

Base Salary

        The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salary amounts are established at the time of each named executive officer's initial employment with the Company, but are subject to upward adjustment by the Compensation Committee after its consideration of, among other factors, the scope of the executive's responsibilities, individual performance for the prior year, the mix of fixed compensation to overall compensation and consistency with what the Compensation Committee considers to be the market standard for compensation paid to similarly-situated executives at other companies.

        In fiscal 2016, the Compensation Committee under the a guideline established in 2015, provided for an average salary increase to all employees of approximately 3% of their fiscal 2015 salary, with the actual amount of any employee's raise determined based on fiscal 2015 performance. However, as noted above, Mr. Hewitt received an annual salary increase of $65,000 in fiscal 2015, reflecting the first step of what was planned to be two equal annual steps increasing his total annual base salary to $600,000. In June 2015, Mr. Hewitt's employment agreement was amended, at Mr. Hewitt's request in consideration of the Company's fiscal 2015 results, to reduce his annual base salary for fiscal 2016 to $1.00 and increase his incentive bonus opportunity, thereby deferring the second step of his planned salary increase. Pursuant to the terms of Mr. Hewitt's employment agreement, his compensation was to be evaluated during the employment period (beginning after the end of fiscal year 2016) and following that evaluation, the Compensation Committee decided to raise Mr. Hewitt's base salary to $534,000 as of May 1, 2016.

Ms. Donovan's annual base salary remained at $335,000.

Mr. Piper's annual base salary for fiscal 2016, as of August 2015, was $235,000. Mr. Piper also received a retention bonus of $60,000 in fiscal 2016, pursuant to his employment agreement dated July 31, 2015.

Effective November 24, 2015, in connection with her promotion to General Counsel, the annual base salary of Ms. Szajnoga was increased to $220,000 and effective May 1, 2016 her base salary was raised to $250,000, due to Ms. Szajnoga's additional responsibilities.

Mr. Wheaton, who left the company on June 13, 2016, had an annual base salary of $358,010 during fiscal 2016.

Mr. Lougen, who left the company on June 4, 2015, had an annual base salary of $300,000.

Annual Bonuses

        We have an annual performance bonus plan (a short-term cash incentive bonus plan with annual financial, and in some cases, individual performance goals), through which we provide for cash bonus awards to certain of our senior employees, including all of our named executive officers. Annual bonuses, which are generally paid during June for the prior fiscal year's performance, are intended to compensate executives for achieving annual company-wide financial goals and, in some instances, individual performance goals. Under our bonus plan, our Compensation Committee establishes a target bonus amount (expressed as a percentage of base salary) for each of our executives that would become payable upon the achievement of our corporate performance metrics, subject to the Compensation Committee discretion. Because of the reduction in base salary, Mr. Hewitt's target bonus opportunity for fiscal 2016 was increased to an amount equal to twice his prior base salary. Target bonus amounts for fiscal 2016 were 50% of base salary for Ms. Donovan and Mr. Wheaton and 40% of his base salary for Mr. Piper, 10% of base salary paid to Ms. Szajnoga from May 1, 2015 through November 24, 2015, and 30% of base salary paid to Ms. Szajnoga from November 25, 2015 through April 30, 2016 due to her promotion and additional responsibilities. Actual bonuses were to be based upon the achievement of the applicable performance objectives. No bonuses were to be earned under the bonus plan unless we achieved 85% of the target for the company-wide performance metrics described below. Our Compensation Committee also had the discretion to award an additional bonus to the extent that the Company exceeded the target performance metrics.

        The target bonus amounts for Ms. Donovan, Ms. Szajnoga and Messrs. Hewitt, Wheaton and Piper were determined by our Compensation Committee based on consideration of our overall compensation program and market standards for compensation paid to similarly-situated executives at other companies based on their general knowledge of the competitive market. For fiscal 2016, eligibility for annual bonuses to each of the executives named above was based entirely upon achievement of company-wide performance goals relating to our systemwide revenue, total revenue and EBITDA. The Compensation Committee added systemwide revenue as a bonus component in fiscal 2014 based on its determination that this non-GAAP measure, which reflects the total revenue base of the Company's franchise system, is an appropriate tool for evaluating the size of the overall enterprise that the Company's executive team is responsible for managing. The Compensation Committee added EBITDA as a bonus component in fiscal 2015, as a replacement for net income, based on its determination following the completion of the Pearl Meyer study that EBITDA is a more relevant measure of the Company's performance. There were no changes to our bonus structure in fiscal 2016 as compared to fiscal 2015. The performance goals for each of our named executive officers used in 2016 in determining the target bonus as a percentage of the officer's base salary are set forth below:

Name	Systemwide Revenue	Revenue	EBITDA	Total target Bonus as Percentage of Base Salary
John T. Hewitt (1)	80%	60%	60%	200%
Kathleen E. Donovan	20%	15%	15%	50%
Vanessa M. Szajnoga	9%	6%	6%	21%
Michael S. Piper	16%	12%	12%	40%
James J. Wheaton	20%	15%	15%	50%
Robert J. Lougen	20%	15%	15%	50%

(1)
Mr. Hewitt's salary for fiscal 2016 was $1. His bonus in prior fiscal years was based on a maximum bonus equal to 100% of his base salary. Because of the reduction in base salary, the proposed bonus targets were doubled so that his maximum potential bonus would be equal to twice the amount of his prior base salary.

 For fiscal 2016, our target goals, established in June 2015, were approximately $512.0 million of systemwide revenue, $179.3 million of total revenue or $51.2 million of EBITDA. The Compensation Committee believed that these goals were ambitious but achievable. Accordingly, no bonuses were to be earned under the bonus plan for 2016 unless the following threshold amounts were achieved: (i) our systemwide revenue was at least $435.2 million, (ii) our revenue was at least $152.4 million, or (iii) our EBITDA was at least $43.5 million (85% of target goals). Under the bonus plan, once the threshold amounts were achieved, payments were to be made in an amount equal to 25% of the potential bonus associated with each target for each additional 5% of the target achieved up to 100% of the target as illustrated in the table below:

Percentage of Target Achieved	Payout
85%	25%
90%	50%
95%	75%
100%	100% (1)

(1)	The Compensation Committee had the discretion to award an additional bonus to the extent the target performance metrics were exceeded.

 For example, if we achieved 85% of the revenue target, an officer with a 20% revenue component would receive 5.0% of the revenue bonus component (25% of 20%).

        The targets for each of systemwide revenue, total revenue and EBITDA were established by the Compensation Committee in May 2015 based on the Company's fiscal 2016 budget adopted by the Board of Directors at that time.

        In June 2016, as had been its practice in prior years, the Compensation Committee evaluated the extent to which the named executive officers would be eligible for bonuses with respect to the Company's fiscal 2016 performance, based on the Company's unaudited financial statements available to the Compensation Committee at that time. That analysis indicated that the Company had failed to achieve performance on the systemwide revenue, total revenue and EBITDA targets described above on a collective bases that would provide for any of the named executive officers to receive bonuses based on their respective targeted payout amounts. Although certain of these performance metrics were achieved, given overall company results, the Compensation Committee, in its discretion, determined that none of the named executive officers would receive a bonus payment for fiscal 2016.

Long-term equity compensation

1998 Stock Option Plan

        Originally effective as of May 1, 1998, and as subsequently extended effective May 1, 2008, our 1998 Stock Option Plan, or the 1998 Plan, was designed to assist in attracting, retaining and motivating employees, non-employee directors and other independent contractors of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company.

        Our Board of Directors administers the 1998 Plan and is authorized to, among other things, designate participants, grant options, determine the terms and conditions relating to options, including vesting, prescribe option agreements, interpret the stock option plan and to make any other determinations that it deems necessary or advisable for the administration of the 1998 Plan.

        The Board of Directors has the ability to amend or terminate the 1998 Plan at any time, provided that no amendment or termination will be made without stockholder approval to increase the aggregate number of shares that may be issued under the plan (except in the case of certain corporate transactions as described above), to modify eligibility under the plan or to increase materially the benefits accruing to participants under the plan. The Board of Directors may also suspend or terminate the 1998 Plan at any time, provided such termination does not adversely affect the rights of any option holders. Unless sooner terminated, the 1998 Plan will terminate on April 30, 2018.

        With the adoption in August 2011 of the 2011 Equity and Cash Incentive Plan described below, no further options are expected to be granted under the 1998 Plan.

        Our 1998 Plan provides that the Board of Directors may determine the vesting schedule of options granted. As of April 30, 2016, all options granted under the 1998 Plan to our named executive officers had become fully vested.

2011 Equity and Cash Incentive Plan

        On August 26, 2011, in consideration of the benefits of long-term equity incentive awards and upon the recommendation of our Compensation Committee, our Board of Directors adopted the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan (referred to as the "2011 Equity and Cash Incentive Plan" or the "2011 Plan"). The 2011 Plan was subsequently approved by our stockholders on August 30, 2011. The Plan provides us with the ability to utilize different types of equity incentive awards (compared to only the stock options available under the 1998 Plan) as a part of our overall compensation structure.

        Key features of the 2011 Plan include:

•	All stock options, stock appreciation rights and other purchase rights must have an exercise price that is not less than the fair market value of the underlying stock on the grant date.

•
The maximum number of shares of our Class A Common Stock available under the 2011 Plan is 1,386,653 (as of July 22, 2016, including shares that had been previously available under the 1998 Plan). The maximum number of shares of our Class A Common Stock that may be issued under the 2011 Plan may be issued under any type of award, including incentive stock options.

•	The 2011 Plan does not include any reload or "evergreen" share replenishment features.

•	Without stockholder approval, we may not reprice awards or repurchase awards that are subject to forfeiture or have not yet vested.

•	Any material amendments to the 2011 Plan require stockholder approval.

•	The 2011 Plan is administered by our Compensation Committee.

•
No dividends or dividend equivalents may be granted in connection with options, Stock Appreciation Rights ("SARs") or other stock-based awards in the nature of purchase rights (as defined below). No dividends or dividend equivalents may be paid in connection with a performance-based award unless and until the underlying performance conditions are achieved, and any such dividends or dividend equivalents will accumulate (without interest) and become payable only at the time and to the extent the applicable award becomes payable or nonforfeitable.

        In determining the actual number of options awarded to our named executive officers, the Board of Directors considered our past grant practices and determined awards that were consistent with our overall compensation objectives. Those objectives include providing a substantial portion of named executive officer compensation in the form of long-term equity-based compensation and aligning our named executive officers' interests with those of our stockholders. Historically, the Board of Directors determined the actual number of options to be awarded to our named executive officers during a given fiscal year by assessing targeted long-term ownership levels and the relative percentage of total equity outstanding that each option grant represents.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets forth information about our outstanding stock grants and remaining shares available as of April 30, 2016 under the 2011 Plan:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,307,354	$19.98	1,355,903
Equity compensation plans not approved by security holders	—	—	—
Total	1,307,354	$19.98	1,355,903

Retirement Benefits

        In fiscal 2016, each of our named executive officers had the opportunity to participate in our 401(k) plan on the same basis as our other employees. We believe that the 401(k) plan provides an enhanced opportunity for our named executive officers to plan for and meet their retirement savings needs. This plan is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the 401(k) plan, participants may elect to make pre-tax savings deferrals of up to 86% of their compensation each calendar year, subject to annual limits on such deferrals (e.g., $18,000 in both the 2015 and 2016 calendar years) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions ($6,000 in both the 2015 and 2016 calendar years) imposed by the Code.

        We may, in our discretion on an annual basis, make a matching contribution with respect to a participant's elective deferrals and/or may make additional Company contributions. Historically, we have matched 50% of the amount contributed by a participant, up to 3% of the participant's bi-weekly compensation subject to applicable limits pursuant to Section 401(a)(17) of the Code. Each of our named executive officers participated in our 401(k) plan during fiscal 2016 and received matching contributions.

Perquisites and Other Benefits

        In fiscal 2016, our named executive officers were eligible to receive the same benefits, including life and health benefits, which were available to all employees.

Section 162(m) and the Material Terms of the Performance Goals

        The Compensation Committee may consider Section 162(m) of the Code when setting performance goals for our named executive officers. Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. However, certain "performance-based" compensation that complies with the requirements of Section 162(m) is not included in the calculation of the $1 million cap. The Compensation Committee may consider Section 162(m)'s conditions for deductibility when structuring compensation arrangements for our executive officers, including our named executive officers. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that we may not be able to deduct a portion of executive compensation.

Compensation Risk Assessment

        As part of its oversight of our executive compensation program, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, the Compensation Committee reviews all of our compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk taking, to determine whether they present a material risk to us. The Compensation Committee believes that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the various components of our overall compensation program, taken as a whole, do not encourage undesired or unintentional risk taking of a material nature. This conclusion is based on, among other factors, the level of base salaries paid by us, the balance of short-term and long-term incentive compensation, and the establishment of goals and thresholds in compensation plans and awards that are believed to be aggressive, but achievable. The Compensation Committee believes that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT
        Management of the Company has prepared the Compensation Discussion and Analysis (the "CD&A"), and the Compensation Committee has reviewed and discussed the CD&A with management. Based on its review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Members of the Compensation Committee:

Steven Ibbotson (Chair)
John R. Garel
Thomas Herskovits

EMPLOYMENT/SEVERANCE, NON-COMPETITION AND NON-SOLICITATION AGREEMENTS
        Effective June 1, 2012, we entered into employment agreements with Messrs. Hewitt and Wheaton. Effective February 1, 2014, October 10, 2014 and July 31, 2015 we entered into employment agreements with Ms. Donovan, Mr. Lougen and Mr. Piper, respectively. Effective November 24, 2015, we entered into employment agreements with Ms. Szajnoga. These employment agreements entitle the named executive officers to severance benefits upon certain qualifying terminations of their respective employment. The following descriptions are summaries of these agreements and are qualified by reference to the full text of the employment agreements which are filed as exhibits to certain of the Company's SEC filings.

Employment Agreements

        As indicated above, we are parties to employment agreements with each of the named executive officers, the material terms of which are described below.  The agreements are automatically renewed for successive one-year terms, unless the Company or the named executive officer gives the other written notice of non-renewal at least 90 days prior to the expiration of the term.

        Effective February 1, 2014, we entered into an employment agreement with Ms. Donovan. The employment agreement provides for an initial term expiring January 31, 2016.

           Effective October 10, 2014, we entered into an employment agreement with Mr. Lougen. The employment agreement provided for an initial term expiring October 9, 2016. Mr. Lougen left the Company in June 2015.

Effective July 31, 2015, we entered into an employment agreement with Mr. Piper. The employment agreement provides for an initial term expiring July 31, 2016.

Effective November 24, 2015, we entered into an employment agreement with Ms. Szajnoga. The employment agreement provides for an initial term expiring November 28, 2016.

 Effective June 1, 2012, we entered into an amended and restated employment agreement with Mr. Wheaton that conformed certain terms of his prior employment agreement to the terms of the form of agreement utilized for Mr. Hewitt and other executive officers. The material changes that were included in the amended and restated employment agreement are discussed below under "—Potential Payments on Change of Control." The other material terms and conditions of the new agreement remained consistent with his original agreement, which was entered into effective February 7, 2011.

        Effective July 1, 2016, we entered into an amended and restated employment agreement with Mr. Hewitt which modified his salary and bonus compensation. Mr. Hewitt will receive a base salary at an annual rate of $534,000, effective and retroactive to the first payroll in the fiscal year beginning May 1, 2016. Mr. Hewitt's prior employment agreement, effective June 12, 2015, provided, at Mr. Hewitt's request, for the reduction of his base salary to $1.00. Prior to the June 12, 2015 agreement, Mr. Hewitt's salary was $534,003. Mr. Hewitt is also eligible for an annual discretionary incentive bonus, the maximum amount of which shall be equal to one hundred percent (100%) of his base salary. The other material terms and conditions of the new agreement remain consistent with his original agreement, which was entered into effective June 1, 2012.

        The named executive officers are entitled to employee benefits generally available to all employees. They are also provided with a PDA device.

        As discussed below under "Potential Payments on Change of Control," the employment agreements provide for severance benefits to be paid to the named executive officers upon certain qualifying terminations of their respective employment.

        The employment agreements contain customary confidentiality, non-competition and non-solicitation provisions.

2016 SUMMARY COMPENSATION TABLE
        The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during the years ended April 30, 2016, 2015 and 2014. The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees.

Name and Principal Position	Fiscal Year Ended April 30,	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
John T. Hewitt, Chairman, President and Chief Executive Officer	2016	$1	$—	$—	$—	$—	$—	$1
	2015	526,503	—	—	—	—	3,321	529,824
	2014	469,636	—	—	1,433,439	304,850	7,035	2,214,960
Kathleen E. Donovan, Vice President, Chief Financial Officer	2016	335,000	—	—	—	—	10,437	345,437
	2015	335,000	—	—	—	—	143,207	478,207
	2014	64,423	50,000(5)	—	1,510,250	—	22,743	1,647,416
Vanessa M. Szajnoga, Vice President, General Counsel (6)	2016	166,702	—	26,207	153,900	—	5,141	351,950
Michael S. Piper, Vice President, Financial Products	2016	222,769	60,000(7)	—	—	—	8,685	291,454
	2015	173,744	—	—	210,600	—	6,935	391,279
James J. Wheaton, former General Counsel, Chief Compliance Officer and Vice President, Legal and Governmental Affairs (8)	2016	358,010	—	—	393,000	—	9,845	760,855
	2015	356,421	—	—	—	—	14,316	370,737
	2014	342,712	—	—	—	111,878	6,408	460,998
Robert J. Lougen, former Vice President, Operations (9)	2016	33,462	—	—	—	—	301,038	334,500
	2015	151,154	—	—	762,000	—	38,089	951,243

(1)
Amounts in this column reflect the grant date fair value of stock awards granted to each named executive officer under the Company's 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value as determined by the Board of Directors, of the Company's stock on the date of the grant. Assumptions used in the calculation of these amounts are included in Note 10 to the Company's audited financial statements for the fiscal year ended April 30, 2016, included in our 2016 Annual Report.

(2)
Amounts in this column reflect the grant date fair value of the options granted to each named executive officer under the Company's 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors, of the Company's stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 10 to the Company's audited financial statements for the fiscal year ended April 30, 2016, included in our 2016 Annual Report.

(3)	Amounts in this column were paid under the Company's annual cash bonus plans for fiscal 2014 performance. No bonuses were paid in fiscal 2015 or fiscal 2016.

(4)
These amounts reflect the Company's matching contribution under the Company's 401(k) plan for all individuals other than in fiscal 2016 for Mr. Lougen ($300,000 severance), in fiscal 2015 for Ms. Donovan (relocation allowance of $132,430), Mr. Lougen (relocation allowance of $30,500 and executive physical of $4,800), and Mr. Wheaton (executive physical of $4,800) and in fiscal 2014 for Ms. Donovan (relocation allowance).

(5)	Ms. Donovan joined the Company in January 2014. The bonus amount for fiscal 2014 reflects a $50,000 minimum guaranteed bonus under the Company's 2014 annual cash bonus plan.

(6)	Ms. Szajnoga was appointed as an executive officer in November 2015.

(7)	Mr. Piper was appointed as an executive officer in September 2014. The bonus amount for fiscal 2016 reflects a $60,000 retention bonus under the Company's 2016 annual cash bonus plan.

(8)	Mr. Wheaton left the Company on June 13, 2016.

(9)	Mr. Lougen joined the Company on October 10, 2014 and left the Company on June 4, 2015.

GRANTS OF PLAN BASED AWARDS
        The following table sets forth information regarding grants of plan based awards to each of the named executive officers during the fiscal year ended April 30, 2016.

					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payments under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold(1)	Target	Maximum(2)
John T. Hewitt		$—	$1,068,000	$—	—	—	$—	$—
Kathleen E. Donovan		—	167,500	—	—	—	—	—
Vanessa M. Szajnoga		—	35,220	—	—	—	—	—
	9/28/2015	—	—	—	1,135(3)	—	—	26,207
	11/24/2015	—	—	—	—	30,000	22.53	153,900
Michael S. Piper		—	89,108	—	—	—	—	—
James J. Wheaton		—	179,005	—	—	—	—	—
	9/18/2015	—	—	—		75,000	23.09	393,000
Robert J. Lougen(4)		—	—	—	—	—	—	—

(1)
No bonuses were to be earned under the 2016 annual bonus plan unless (i) our systemwide revenue was at least $435.2 million, (ii) our revenue was at least $152.4 million, or (iii) our EBITDA was at least $43.5 million. Although certain of these metrics were achieved, given overall Company results, the Compensation Committee, in its discretion, determined that none of the named executive officers would receive a bonus payment for fiscal 2016.

(2)	The Compensation Committee has the discretion to award an additional incentive bonus to the extent we exceed the target performance metrics.

(3)	Represents restricted stock units.

(4)	Mr. Lougen left the company in June 2015, prior to February 15 of the fiscal year; therefore, according to his employment agreement, he was not eligible for a bonus in fiscal 2016.

OUTSTANDING EQUITY AWARDS AT YEAR END

        The following table sets forth information regarding outstanding option awards held by our named executive officers at April 30, 2016. All grants noted below made prior to calendar year 2013 were made under the Company's 1998 Stock Option Plan; all other grants were made under the 2011 Equity and Cash Incentive Plan.

		Number of Securities Underlying Unexercised Options (#)				Unvested Stock Awards
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date	Number (#)	Market Value ($)
John T. Hewitt	6/4/2010	12,120	—	$16.50	(2)	—	—
	6/4/2010	137,880	—	15.00	(2)	—	—
	9/20/2013	15,189	—	19.75	(3)	—	—
	9/20/2013	209,811	—	17.95	(3)	—	—
Kathleen E. Donovan	2/1/2014	70,000	105,000	26.18	(4)	—	—
Vanessa M. Szajnoga	6/1/2012	2,400	—	15.00	(5)	—	—
	9/20/2013	1,600	—	17.95	(5)	—	—
	11/24/2015	—	30,000	22.53	(6)	—	—
	9/18/2015					1,135(7)	$13,563
	9/18/2014					334(8)	3,991
Michael S. Piper	6/3/2011	37,500	—	15.00	(9)	—	—
	3/13/2015	10,000	20,000	29.48	(10)	—	—
James J. Wheaton	2/7/2011	140,000	—	15.00	(11)	—	—
	9/18/2015	—	75,000	23.09	(12)	—	—

(1)	Mr. Lougen did not have any equity awards outstanding at April 30, 2016.

(2)	Options vested in equal annual installments in 2012 and 2013 with the expiration date for such options being five years after the date that they vested (April 15, 2017 and 2018, respectively).

(3)
Options vested in equal annual installments in 2014, 2015 and 2016 with the expiration date for such options being five years after the date that they vested (April 15, 2019, 2020 and 2021, respectively).

(4)
Options vest in equal annual installments in 2014, 2016, 2017, 2018 and 2019 with the expiration date for such options being five years after the date that they vest (August 1, 2019 and February 1, 2021, 2022, 2023 and 2024, respectively).

(5)
Options vested on December 1, 2012 and March 20, 2014 with the expiration date for such options being four and one half years after the date that they vested (June 1, 2017 and September 20, 2018, respectively).

(6)
Options vest in equal annual installments on November 24, 2016, 2017 and 2018 with the expiration date for such options being five years after the date that they vest (November 24, 2021, 2022, and 2023, respectively).

(7)	Represents restricted stock units which vest in annual equal installments in September 2016, 2017 and 2018.

(8)	Represents restricted stock units which vest in annual equal installments in September 2016 and 2017.

(9)
Options vested in annual equal installments in 2012, 2013 and 2014 with the expiration date for such options being five years after the date that they vested (April 15, 2017, 2018 and 2019 respectively).

(10)
Options vest in installments of 20,000 and 10,000 in 2016 and 2017 with the expiration date for such options being five years after the date that they vest (10,000 each on March 13, 2021, September 19, 2021 and September 19, 2022).

(11)
Options vested in equal annual installments in 2012, 2013, 2014 and 2015 with the expiration date for such options being five years after the date that they vested (April 30, 2017, 2018, 2019 and 2020, respectively).

(12)
Options vest in equal annual installments in 2016, 2017 and 2018 with expiration date for such option being five years after the date that they vest (September 18, 2021, 2022 and 2023, respectively). With Mr. Wheaton's departure in June 2016, pursuant to the terms of his employment agreement with the Company, all of Mr. Wheaton's options automatically vested at that time.

OPTIONS EXERCISED AND STOCK VESTED

        The following table sets forth certain information regarding exercised stock options during the year ended April 30, 2016 for each of the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (2)
John T. Hewitt	81,060	$391,767
Michael S. Piper	12,500	124,152

(1)
Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may have been surrendered or withheld to cover the option exercise price or applicable tax obligations.

(2)	Value realized is the gross number of options exercised multiplied by the difference between the fair market value of our Class A common stock on the date of exercise and the exercise price.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2016
        In 2012, we adopted our Non-Qualified Deferred Compensation Plan ("NQDCP"), which became effective December 1, 2012. The NQDCP provides that executives who meet minimum compensation requirements are eligible to defer up to 100% of their salaries and up to 100% of their bonuses. We have agreed to credit the participants' contributions with earnings that reflect the performance of certain independent investment funds. The benefits under this plan are unsecured and are general assets of the Company. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with the Company for any reason or at a later date to comply with the restrictions of Section 409A of the Code. Participants may elect to receive their payments in a lump sum or installments. The Company does not make matching or other discretionary contributions to participant accounts.

        The following table shows the non-qualified deferred compensation activity for each of the named executive officers who participated in our NQDCP during fiscal 2016.

Name	Executive Contributions in Fiscal 2016 (1) (2)	Aggregate Earnings in Fiscal 2016 (3)	Aggregate Withdrawals/Distributions	Aggregate Balance at April 30, 2016
John T. Hewitt	$—	$22	$—	$151,972
Michael S. Piper	15,252	524	—	19,578
James J. Wheaton	—	(210)	—	42,277
Robert J. Lougen	1,350	21	4,151	—

(1)	Amounts shown in this column for the NQDCP are included in the "Salary" column of the "Summary Compensation Table."

(2)	The following amounts contributed to the NQDCP by the executive have also been reported in the Summary Compensation Table as compensation for fiscal 2016: Mr. Lougen, $1,350 and Mr. Piper, $15,252.

(3)	The amounts shown in this column are not included in the "Summary Compensation Table" because they are not preferential or above market.

POTENTIAL PAYMENTS ON CHANGE OF CONTROL
        None of our named executive officers have a change in control agreement. However, the employment agreements we have entered into with each of the named executive officers entitle them to certain payments under their respective employment agreements upon certain qualifying terminations.

        Ms. Donovan and Messrs. Hewitt, Wheaton and Lougen.    Under the employment agreements with Ms. Donovan and Messrs. Hewitt, Wheaton and Lougen, the named executive officer is entitled to certain payments if his or her employment is terminated by him or her for Good Reason (as defined under the employment agreement), by us without Cause (as defined under the employment agreement) or as a result of the named executive officer's Employment-Related Death or Disability (as defined under the employment agreement).

        If the named executive officer's employment is terminated by him or her for Good Reason, by us without Cause or as a result of his or her Employment-Related Death or Disability, he or she is entitled to the following: (i) the payment of his or her base salary through the date of termination; (ii) the payment of an amount equal to his or her monthly base salary multiplied by 12 if employed less than 5 years or 18 if employed more than 5 years; (iii) the payment of an amount equal to the pro-rated bonus to which he or she would have been entitled, except for Mr. Lougen, for whom the payment of the bonus was subject to his date of termination having been after February 15 of the fiscal year in which the termination occurs; (iv) the accelerated vesting of any incentive stock awards, including options, that were not vested as of the date of his or her termination, except for Mr. Lougen, whose agreement provided for accelerated vesting only for options that were scheduled to vest within 12 months following the date of termination; (v) continued coverage at our expense under any medical, dental, life insurance and disability policies for a period of 12 months or 18 months depending on the length of employment, unless the named executive officer becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer; and (vi) any other amounts or benefits required to be paid to the named executive officer or that he or she is eligible to receive under any plan, program, policy or practice or contract or agreement with us.

        Mr. Piper.    Under the employment agreement with Mr. Piper, he is entitled to certain payments if his employment is terminated by him for Good Reason (as defined under his agreement), by us without Cause (as defined under his agreement) or as a result of his Employment-Related Death or Disability (as defined under his agreement).

        If Mr. Piper's employment is terminated by him for Good Reason, by us without Cause or as a result of his Employment-Related Death or Disability, he is entitled to the following: (i) the payment of his base salary through the date of termination; (ii) the payment of an amount equal to his monthly base salary multiplied by six; (iii) the payment of an amount equal to the pro-rated bonus to which he would have been entitled, subject to his date of termination having been after February 15 of the fiscal year in which the termination occurs; (iv) the accelerated vesting of any incentive stock awards, including options, that were not vested as of the date of his termination but that were scheduled to vest during the six months following the date of termination; (v) continued coverage at our expense under any medical, dental, life insurance and disability policies for a period of six months, unless he becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer; (vi) any other amounts or benefits required to be paid to Mr. Piper or that he is eligible to receive under any plan, program, policy or practice or contract or agreement with us.

        Ms. Szajnoga.    Under the employment agreement with Ms. Szajnoga, she is entitled to certain payments if her employment is terminated by her for Good Reason (as defined under her agreement), by us without Cause (as defined under her agreement) or as a result of her Employment-Related Death or Disability (as defined under her agreement).

        If Ms. Szajnoga's employment is terminated by her for Good Reason, by us without Cause or as a result of her Employment-Related Death or Disability, she is entitled to the following: (i) the payment of her base salary through the date of termination; (ii) the payment of an amount equal to her monthly base salary multiplied by 12; (iii) the payment of an amount equal to the pro-rated bonus to which she would have been entitled, subject to her date of termination having been after February 15 of the fiscal year in which the termination occurs; (iv) the accelerated vesting of any incentive stock awards, including options, that were not vested as of the date of her termination but that were scheduled to vest during the six months following the date of termination; (v) continued coverage at our expense under any medical, dental, life insurance and disability policies for a period of 12 months, unless she becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer; (vi) any other amounts or benefits required to be paid to Ms. Szajnoga or that she is eligible to receive under any plan, program, policy or practice or contract or agreement with us.

All Named Executive Officers.    If the named executive officer's employment is terminated by him or her without Good Reason, by us for Cause or due to his or her Disability (as defined under the employment agreement), other than as a consequence of Employment-Related Death or Disability, the named executive officer is only entitled to the payment of his or her salary through the date of termination.

        If the named executive officer's employment is terminated as a result of his or her death or Disability (other than as a consequence of Employment-Related Death or Disability), he or she is entitled to his or her base salary through the date of his or her termination, as well as the pro-rata bonus to which he or she would have been entitled.

        The following table shows the potential payments upon each named executive officer's termination. The amounts calculated in the table assume the termination occurred on April 30, 2016 and that the executive officer was paid in a lump sum payment. The Employment Agreement of Mr. Hewitt provides for a lump-sum payment of the base salary component; the Employment Agreements of Ms. Donovan, Mr. Lougen, Mr. Piper, Mr. Wheaton and Ms. Szajnoga provide for multiple payments.

	Severance Compensation		Benefits and Perquisites
Name	Severance	Bonus	Unvested Stock Options(1)	Welfare Benefits	Total
John T. Hewitt
Voluntary termination without Good Reason	$—	$—	$—	$—	$—
Voluntary termination for Good Reason	2	—	—	15,024	15,026
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	2	—	—	15,024	15,026
Employment-Related Death or Disability	2	—	—	15,024	15,026
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—
Kathleen E. Donovan
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	335,000	—	—	18,126	353,126
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	335,000	—	—	18,126	353,126
Employment-Related Death or Disability	335,000	—	—	18,126	353,126
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—
Vanessa M. Szajnoga
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	220,000	—	—	7,488	227,488
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	220,000	—	—	7,488	227,488
Employment-Related Death or Disability	220,000	—	—	7,488	227,488
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—
Michael S. Piper
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	117,500	—	—	3,406	120,906
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	117,500	—	—	3,406	120,906
Employment-Related Death or Disability	117,500	—	—	3,406	120,906
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—
James J. Wheaton (2)
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	537,015	—	—	12,000	549,015
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	537,015	—	—	12,000	549,015
Employment-Related Death or Disability	537,015	—	—	12,000	549,015
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—

(1)
Calculated based on the closing price of the Company's Class A Common stock on April 30, 2016, which was $11.95 per share; and the exercise price of unvested options, which ranges between $22.53 and $29.48 per share.

(2)
Mr. Wheaton left the Company on June 13, 2016. He did not receive a bonus component payment because no bonuses were earned for fiscal 2016. He is scheduled to receive payments totaling $537,015 as the salary component.

Mr. Lougen left the Company on June 4, 2015 and has received payments totaling $300,000 as the salary component and did not receive a bonus for fiscal 2016 as he left the Company prior to February 16, 2016.

AUDIT COMMITTEE REPORT
        The Company's management is responsible for preparing financial statements in accordance with generally accepted accounting principles and the financial reporting process, including the Company's disclosure controls and procedures and internal control over financial reporting. The Company's independent registered accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity to U.S. generally accepted accounting principles (GAAP). The Audit Committee of the Board of Directors, composed solely of independent directors, meets periodically with management, including the Company's internal auditor and others in the Company, and the Company's independent registered public accounting firm to review and oversee matters relating to the Company's financial statements, internal audit activities, disclosure controls and procedures, and internal control over financial reporting and non-audit services provided by the independent accountants. In addition, the Audit Committee oversaw effective compliance with the SEC's mandatory rotation requirements for certain members of the engagement team of the Company's independent registered public accounting firm during the fiscal year ended April 30, 2016, and, as discussed further below, pre-approved all audit and non-audit services and fees paid to such firm.

        The Audit Committee has reviewed and discussed with management and KPMG, the Company's independent registered public accounting firm, the Company's audited financial statements for the fiscal year ended April 30, 2016. The Audit Committee has also discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, relating to communication with audit committees. In addition, the Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG's communications with the Audit Committee concerning independence, has discussed with KPMG its independence from the Company and the Company's management, oversaw effective compliance with the five-year mandatory rotation of certain members of the engagement team of KPMG, and has considered whether KPMG's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

        Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company's 2016 Annual Report on Form 10-K.

        The Audit Committee conducted its own self-evaluation and evaluation of the services provided by KPMG during the fiscal year ended April 30, 2016. Based on its evaluation of KPMG, the Audit Committee reappointed KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ended April 30, 2017.

Members of the Audit Committee

George T. Robson (Chair)
John R. Garel
Robert M. Howard
Ross N. Longfield

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of July 22, 2016, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

        Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of July 22, 2016. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of capital stock shown that they beneficially own, subject to community property laws where applicable.

        Our calculation of the percentage of beneficial ownership is based on 13,894,756 shares of our Class A common stock and equivalents (including Class A shares issuable as a result of the conversion of exchangeable shares and 300,000 shares of our Class B common stock) outstanding as of July 22, 2016.

        Shares of Class A common stock subject to stock options currently exercisable, or exercisable within 60 days of July 22, 2016, and restricted stock units for which shares are issuable within 60 days of July 22, 2016, are deemed to be outstanding for computing the percentage ownership of the person holding those securities and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

	Shares of Common stock Beneficially Owned
	Number	Percent
5% Stockholders:
Datatax Business Services Limited (1)	2,999,990	21.6%
Envest funds (2)	840,115	6.0%
Nine Ten Capital Management LLC (3)	1,147,184	8.3%
Royce & Associates, LP (4)	700,128	5.0%
Named Executive Officers and Directors:
Gordon D'Angelo (5)	14,303	*
Kathleen E. Donovan (6)	70,000	*
John R. Garel (7)	880,813	6.3%
Thomas Herskovits (8)	—	*
John T. Hewitt (9)	2,410,695	16.9%
Robert M. Howard (10)	59,418	*
Steven Ibbotson (11)	3,125,074	22.4%
Ross N. Longfield (12)	34,010	*
Robert J. Lougen (13)	—	*
Ellen M. McDowell (14)	69,693	*
Michael S. Piper (15)	84,800	*
George T. Robson (16)	43,368	*
Vanessa M. Szajnoga (17)	5,247	*
James J. Wheaton (18)	233,879	1.7%
All executive officers and directors as a group (19)	6,807,593	46.8%

*	Represents beneficial ownership of less than 1%.

(1)
Includes 1,999,990 shares of Class A common stock owned by Datatax Business Services Limited and 1,000,000 shares of Class A common stock issuable upon the exchange of the exchangeable shares owned by Datatax Business Services Limited. Steven Ibbotson, one of our directors, together with his immediate family, owns a 100% interest in Datatax. As a result, pursuant to Rule 13d-3 under the Exchange Act, Mr. Ibbotson is deemed to beneficially own the 2,999,990 shares of Class A common stock held by Datatax. The address for Datatax Business Services Limited is 2109 Oxford St., London, Ontario, Canada NSY 553.

(2)
Includes (i) 122,388 shares of Class A common stock owned by Envest II, LLC, the voting power of which is held by Envest Management II, LLC, the Manager for Envest II, LLC; and (ii) 717,727 shares of Class A common stock owned by Envest III, LLC, the voting power of which is held by Envest Management III, LLC, the Manager for Envest III, LLC. John R. Garel, one of our directors, is a manager of both Envest Management II and Envest Management III and, as a result, pursuant to Rule 13d-3 under the Exchange Act, is deemed to beneficially own the 840,115 shares of Class A common stock held by Envest II and Envest III. The address for Envest II and Envest III is 2101 Parks Avenue, Suite 401, Virginia Beach, Virginia 23451.

(3)
Includes 1,147,184 shares of Class A common stock owned by Nine Ten Capital Management LLC. Information about Nine Ten Capital Management LLC was obtained from their Form 13-F filing with the SEC dated May16, 2016. The address for Nine Ten Capital Management LLC is 12600 Hill Country Blvd., Suite R-230, Austin, TX 78738.

(4)
Includes 700,128 shares of Class A common stock owned by Royce and Associates LP. Information about Royce and Associates LP was obtained from their Form 13-F filing with the SEC dated May 11, 2016. The address for Royce and Associates LP is 745 Fifth Avenue, New York, New York 10151.

(5)
Includes 649 shares of Class A common stock owned by Mr. D'Angelo, 12,716 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016 and 938 restricted stock units for which shares are issuable within 60 days of July 22, 2016.

(6)	Includes 70,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016.

(7)
Includes (i) 16,519 shares of Class A common stock owned by Mr. Garel; (ii) 23,241 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016 held by Mr. Garel; (iii) 938 restricted stock units for which shares are issuable within 60 days of July 22, 2016 held by Mr. Garel; (iv) 122,388 shares of Class A common stock owned by Envest II, LLC, the voting power of which is held by Envest Management II, LLC, the Manager for Envest II, LLC; and (v) 717,727 shares of Class A common stock owned by Envest III, LLC, the voting power of which is held by Envest Management III, LLC, the Manager for Envest III, LLC. Mr. Garel, one of our directors, is a manager of both Envest Management II and Envest Management III and, as a result, pursuant to Rule 13d-3 under the Exchange Act, is deemed to beneficially own the 840,115 shares of Class A common stock held by Envest II and Envest III. The address for Envest II and Envest III is 2101 Parks Avenue, Suite 401, Virginia Beach, Virginia 23451.

(8)	Mr. Herskovits joined the Board of Directors on October 15, 2015 and has no shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016.

(9)
Includes (i) 1,735,695 shares of Class A common stock owned by Mr. Hewitt (144,044 of which are held in our 401(k) plan); (ii) 375,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016; and (iii) 300,000 shares of Class A common stock issuable upon conversion of Class B common stock.

(10)
Includes (i) 50,000 shares of Class A common stock owned by Mr. Howard; (ii) 8,480 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016; and (iii) 938 restricted stock units for which shares are issuable within 60 days of July 22, 2016.

(11)
Includes (i) 92,505 shares of Class A common stock owned by Mr. Ibbotson; (ii) 23,241 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016 held by Mr. Ibbotson; (iii) 938 restricted stock units for which shares are issuable within 60 days of July 22, 2016 held by Mr. Ibbotson; (iv) 8,400 shares of Class A common stock owned by 714718 Alberta, Ltd., and (v) 1,999,990 shares of Class A common stock owned by Datatax Business Services Limited and 1,000,000 shares of Class A common stock issuable upon the exchange of the exchangeable shares owned by Datatax Business Services Limited. Mr. Ibbotson owns a 100% interest in 714718 Alberta, Ltd. As a result, pursuant to Rule 13d-3 under the Exchange Act, Mr. Ibbotson is deemed to beneficially own the 8,400 shares of Class A common stock held by 714718 Alberta, Ltd. The address for 714718 Alberta, Ltd. is #150 3015 5th Avenue NE, Calgary, Alberta Canada, T2A6T8. Mr. Ibbotson, together with his immediate family, owns a 100% interest in Datatax. As a result, pursuant to Rule 13d-3 under the Exchange Act, Mr. Ibbotson is deemed to beneficially own the 2,999,990 shares of Class A common stock held by Datatax. The address for Datatax Business Services Limited is 2109 Oxford St., London, Ontario, Canada NSY 553.

(12)
Includes (i) 9,831 shares of Class A common stock owned by Mr. Longfield; (ii) 23,241 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016 and (iii) 938 restricted stock units for which shares are issuable within 60 days of July 22, 2016.

(13)	Mr. Lougen left the company in June 2015.

(14)
Includes (i) 46,641 shares of Class A common stock owned by Ms. McDowell; (ii) 14,614 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016; (iii) 938 restricted stock units for which shares are issuable within 60 days of July 22, 2016; and (iv) 7,500 shares held in a trust of which Ms. McDowell is the trustee.

(15)	Includes (i) 27,300 shares of Class A common stock owned by Mr. Piper; and (ii) 57,500 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016.

(16)
Includes (i) 19,189 shares of Class A common stock owned by Mr. Robson; (ii) 23,241 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016; and (iii) 938 restricted stock units for which shares are issuable within 60 days of July 22, 2016.

(17)
Includes (i) 701 shares of Class A common stock owned by Ms. Szajnoga (all of which are held in our 401(k) plan); (ii) 4,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016; and (iii) 546 restricted stock units for which shares are issuable within 60 days of July 22, 2016.

(18)
Includes (i) 18,879 shares of Class A common stock owned by Mr. Wheaton (4,000 of which are held in an individual retirement account); and (ii) 215,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016.

(19)
Includes (i) 300,000 shares of Class A common stock issuable upon conversion of Class B common stock, (ii) 144,745 shares of Class A common stock held in our 401(k) plan; (iii) 645,275 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of July 22, 2016; (iv) 7,112 restricted stock units for which shares are issuable within 60 days of July 22, 2016.

PRINCIPAL ACCOUNTING FEES AND SERVICES
        The following table presents fees for professional services rendered by KPMG LLP for the audit of our annual financial statements for the fiscal years ended April 30, 2016 and 2015, and fees billed for other services rendered by KPMG LLP for those years. Fees disclosed below include fees actually billed and expected to be billed for services relating to the applicable fiscal year.

Fiscal Year	2016	2015
Audit fees	$482,678	$436,370
Tax fees	106,800	118,618
All other fees	1,650	1,650
Total fees	591,128	556,638

 Audit fees consist of fees for professional services rendered for the audit of the Company's financial statements and review of financial statements included in our quarterly reports and services typically provided by the independent auditor in connection with statutory and regulatory filings or engagements.

        Tax fees consist of fees for services related to tax compliance, tax planning, tax consultation and tax advice. The amounts included in the table above consist of fees incurred relating to tax compliance, tax credit studies and other tax advisory services.
        The Audit Committee has adopted policies and procedures for pre-approving audit and non-audit services performed by the independent auditor so that the provision of such services does not impair the auditor's independence. Under the Audit Committee's pre-approval policy, the terms and fees of all engagements require specific Audit Committee approval.

        In determining whether to pre-approve audit or non-audit services, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. These factors are considered as a whole and no one factor is necessarily determinative. The Audit Committee considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. The Audit Committee may determine for each fiscal year the appropriate ratio between fees for audit services and fees for audit-related services, tax services and all other services.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

        The Audit Committee has concluded that the provision of non-audit services provided to the Company by its independent accountant during the 2016 fiscal year was compatible with maintaining the independent accountant's independence.

PROPOSAL 2
        The Board's Audit Committee has appointed KPMG to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2017. KPMG has served in this capacity since April 30, 2002. Although ratification is not required under our Bylaws or otherwise, as a matter of good corporate governance, the Audit Committee submits its selection of KPMG to our stockholders for ratification, and will consider the vote of our stockholders when appointing our independent registered accounting firm in the future. Even if this selection is ratified, the Audit Committee in its discretion may, subject to the approval of the Board of Directors, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

        No director or executive officer of the Company has any substantial interest in the appointment of KPMG as the Company's independent registered public accounting firm.

        A representative of KPMG is expected to attend the annual meeting to respond to questions.

        The Board unanimously recommends a vote "FOR" the ratification of KPMG to serve as our independent registered public accounting firm.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
        Other than compensation arrangements, we describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

        Compensation arrangements for our directors and named executive officers are described in other sections of this Proxy Statement.

Gordon D'Angelo consulting and subsequent employment

        Beginning December 10, 2014, Gordon D'Angelo was engaged by the Company as a management consultant focusing his efforts on sales, marketing, company owned stores and acquisitions. He was paid a total of $119,900 for that consulting work during the period December 10, 2014 through April 9, 2015. Effective April 10, 2015, Mr. D'Angelo became an employee of the Company, and because of his employment status, ceased to be an independent director. Under Mr. D'Angelo's employment arrangement, he receives a base salary of $25,000 per month. Mr. D'Angelo does not participate in the Company's non-equity incentive plan. For this reason he is treated, for Board of Director compensation purposes, as a non-employee member. His duties as an employee of the Company include both company owned stores, acquisitions and Mr. D'Angelo also heads the Company's Compliance Task Force. Both the original consulting engagement, and his subsequent employment, were approved by the Audit Committee as related party transactions, as described below.

Policy for review of related party transactions

        We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our Board of Directors.

SUBMISSION OF STOCKHOLDER PROPOSALS
        A stockholder proposal may be considered for inclusion in the Company's proxy materials for the 2017 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion. Stockholders who wish to present a proposal for inclusion in the Company's proxy statement pursuant to SEC Rule 14a-8 must submit their proposals so that they are received at Liberty Tax, Inc.'s principal executive offices at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary, no later than the close of business on April 10, 2017. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year's proxy statement and form of proxy.

        Pursuant to the Company's Bylaws, for any business not included in the proxy statement for the 2017 annual meeting to be brought before the meeting by a stockholder, the stockholder must give timely written notice of that business to the Corporate Secretary. To be timely, the notice must be received no later than the ninetieth day, nor earlier than the close of business on the one hundred twentieth day, prior to the first anniversary of the preceding year's annual meeting. For the 2017 Annual Meeting, these dates will be June 11, 2017 and May 12, 2017, respectively. The notice must contain the information required by the Company's Bylaws. Similarly, a stockholder wishing to submit a director nomination directly at an annual meeting of stockholders must deliver written notice of the nomination within the same time period described in this paragraph and comply with the information requirements in our Bylaws relating to stockholder nominations.

A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of the Company's Bylaws is available on our website at www.libertytax.com under the "Investor Relations" link, by clicking on the "About Liberty Tax" tab, or upon request to Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary. The Chair of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

        The Board of Directors knows of no other matters that will be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

By Order of the Board of Directors,

Vanessa M. Szajnoga Vice President & General Counsel

Shareowner Services[SM]
P.O. Box 64945
St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors: 01 John R. Garel 02 Steven Ibbotson 03 Ross N. Longfield 04 George T. Robson

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

The Board of Directors recommends a vote FOR the director nominees.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Liberty Tax, Inc.

ANNUAL MEETING OF STOCKHOLDERS

September 9, 2016

11:30 am, Eastern Daylight Time

Liberty Tax, Inc. Corporate Headquarters
1732 Corporate Landing Parkway
Virginia Beach, Virginia 23454

Liberty Tax, Inc.
1716 Corporate Landing Parkway
Virginia Beach, VA 23454

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 9, 2016.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, and 2.

By signing the proxy, you revoke all prior proxies and appoint John Hewitt, Kathleen Donovan and Vanessa Szajnoga, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.